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                                                                    EXHIBIT 10.5

                       AMENDMENT OF EMPLOYMENT AGREEMENT


     The Amended and Restated Employment Agreement, dated as of April 27, 1994, between The Dime Savings Bank of New York, FSB, a federal stock savings bank having its principal executive offices at 589 Fifth Avenue, New York, New York 10017, and D. James Daras (the "Agreement") is hereby amended as follows, effective as of February 7, 1997.

     1.   The following subsection (f) is added after Section 8(e) in the
Agreement:

               "(f)(i) Notwithstanding any other provision of this Section 8 or of Section 11, if at the Effective Date of Termination any statute, regulation, order, agreement, or regulatory interpretation thereof that is valid and binding upon the Bank (a 'Regulatory Restriction') shall restrict, prohibit or limit the amount of any payment or the provision of any benefit that the Bank would otherwise be liable for under this Section 8 or under Section 11, then the amount that the Bank shall pay to the Officer hereunder shall not exceed the maximum amount permissible under such Regulatory Restriction; provided that, if such Regulatory Restriction shall subsequently be rescinded, superseded, amended or otherwise determined not to restrict, limit or prohibit payment by the Bank of amounts otherwise due the Officer hereunder, then the Bank shall promptly thereafter pay to such Officer any amounts (or the value of any benefit) previously withheld from such Officer as a result of such Regulatory Restriction.

               (ii) Notwithstanding any other provision of this Section 8 or
          Section 11, in the event that any amount that is otherwise payable hereunder other than on account of events following a Hostile Change in Control (as hereinafter defined) would be deemed to constitute a parachute payment (a 'Parachute Payment') within the meaning of
          Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if such Parachute Payment, when added to the other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder (other than amounts payable pursuant to Section 11(d)(ii), 11(f) and 11(g) or otherwise payable on account of events following a Hostile Change in Control) shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax; provided, however, that if the amount of the reduction that would otherwise apply to the payment described in
          Section 11(d)(i) would result in a payment under that Section of less than two times the Officer's Annual Compensation (as defined in such Section), as in effect

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     immediately prior to the Effective Date of Termination (without regard to any decrease in the Officer's Annual Compensation made after the change in Control) (a 'Two-Times Payment'), such payment shall nonetheless be made in an amount equal to such a Two-Times Payment. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Bank shall determine in its sole discretion. References to the Code in this Agreement shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law."

     2.   The following provision is added at the end of Section 11(a):

          "As used in this Agreement, a 'Hostile Change in Control' shall mean
          (i) any of the events specified in Section 11(a)(i) if such transaction has not been affirmatively recommended to the Company's stockholders by action of the Board of Directors of the Company or
          (ii) any of the events specified in Section 11(a)(i) through (a)(iv) inclusive if the Board of Directors of the Company or the Bank, as the case may be, finds that, for purposes of this Agreement, the happening of an event specified in such Sections constitutes or will constitute a Hostile Change in Control; provided, however, that if it is an express condition precedent to the consummation of any such Change in Control event or occurrence that the Board of Directors of the Company or the Bank, as the case may be, refrain from making such a designation, the event or occurrence shall constitute a 'Hostile Change in Control' without regard to any designation by the Board of Directors of the Company or the Bank, as the case may be."

     3. The first sentence of Section 11(d)(i) is amended to provide as follows:

          "Except as otherwise limited pursuant to Section 8(f) of this Agreement, upon the occurrence of a Change in Control followed by any termination of the Officer's employment pursuant to Section 11(c)(i),
          (c)(ii) or (c)(iii), the Bank shall pay the Officer, as a severance payment for services previously rendered to the Bank, a lump sum equal to three times the Officer's Annual compensation, as in effect immediately prior to the Effective Date of Termination (without regard to any decrease in the Officer's Annual Compensation made after the Change in Control)."

     4.   Section 11(h)(i) of the Agreement is amended to provide as follows:

               (h)(i) If, (x) following a Hostile Change in Control, or
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                         (y) otherwise following a Change in Control if the
                    payment to the Officer under Section 11(d)(i) would have been less than a Two-Times Payment (as described in Section 8(f)) were it not for the proviso at the end of the first sentence of Section 8(f)(ii), any payment or other benefit paid or to be paid or any property transferred or to be transferred (collectively, a 'Severance Payment') with respect to one or more calendar years by or on behalf of the Bank (or any affiliate of the Bank) to the Officer under the Agreement or under any other prior, contemporaneous or future agreement, plan, understanding or arrangement (including, without limitation, one or more grants of stock options, stock appreciation rights, restricted stock or rights to purchase restricted stock) shall constitute an 'excess parachute payment' within the meaning of Section 280G(b) of the Code subject to the tax imposed by Section 4999 of the Code (the 'Excise Tax'), then the Bank shall pay to the Officer an additional amount (the 'Gross Up Payment') such that the amount paid or transferred to the Officer, after deduction of any Excise Tax on the Severance Payment and any federal, state and local income tax, employment tax and Excise Tax upon the Gross Up Payment, shall be equal to the Severance Payment."

     5. The clause ", employment tax" is added after the clause "state and local income tax" in Section 11(h)(iii) where it appears.

     6. The clause "and employment taxes" is added after the clause "state and local tax or taxes" in the second sentence of Section 11(h)(iv) where it appears.

     7. The clause "and employment taxes" is added after the clause "state and local income tax" in Section 11(h)(v) where it appears.

                         AGREED AND ACCEPTED
                         THE DIME SAVINGS BANK OF NEW YORK, FSB

                         /s/ Lawrence J. Toal
                         --------------------------------------
                         By: Lawrence J. Toal


                         /s/ D. James Daras
                         --------------------------------------
                         D. JAMES DARAS